IDS Growth Fund, Inc.
File No. 2-38355/811-2111

                                           EXHIBIT INDEX

Exhibit 8(c): Copy of Addendum to the Custodian Agreement dated August 19, 1996 between Registrant, on behalf of IDS Research Opportunities Fund, and American Express
                      Trust Company.

Exhibit 9(f): Copy of Agreement and Declaration of Unitholders between IDS Growth, Inc. and Strategist Growth Fund, Inc. dated May 13, 1996.

Exhibit 11:           Consent of Independent Auditors.

Exhibit 17:           Financial Data Schedules.

Exhibit 19(a) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated January 8, 1997.

Exhibit 19(c): Trustee's Power of Attorney to sign Amendments to this Registration Statement, dated January 8, 1997.